Exhibit 5.1

June 20, 2018

Cypress Semiconductor Corporation
198 Champion Court
San Jose, California 95134

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

This opinion is provided in connection with a Form S-8 Registration Statement (the “Registration Statement”) being filed by Cypress Semiconductor Corporation (the “Company”) on or about the date hereof. The Registration Statement relates to the registration of 2,000,000 shares of the Company’s Common Stock, par value $0.01 per share (the “Shares”), that may be issued pursuant to the Cypress Semiconductor Corporation Amended and Restated Employee Stock Purchase Plan, as amended (the “ESPP”).

In my capacity as Executive Vice President, Chief Legal and Human Resources Officer, and Corporate Secretary of the Company, I or attorneys under my supervision have examined actions taken in connection with the issuance of the Shares and related corporate and other records of the Company that I considered appropriate.

On the basis of such examination and consideration of those questions of law I considered relevant, it is my opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization, the provisions of the ESPP, and relevant agreements duly authorized by and in accordance with the terms of the ESPP, and upon payment for and delivery of the Shares as contemplated in accordance with the ESPP, and either (a) the countersigning of the certificate or certificates representing the Shares by a duly authorized signatory of the registrar for the Company’s Common Stock, or (b) the book-entry of the Shares by the transfer agent for the Company’s Common Stock in the name of The Depository Trust Company or its nominee, the Shares will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Pamela L. Tondreau

Pamela L. Tondreau
Executive Vice President, Chief Legal and Human Resources Officer, and
Corporate Secretary
Cypress Semiconductor Corporation

CYPRESS, 198 CHAMPION COURT, SAN JOSE, CA 95134-1709
cypress.com